Item 77Q(1)(e) – New or Amended Investment Advisory Contracts

Amendment No. 1 to Investment Advisory Agreement dated April 29, 2015 by and between Registrant and Stadion Money Management, LLC, with respect to the Stadion Alternative Income Fund (formerly Stadion Tactical Income Fund) is filed herewith.